150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0270472009-4
Barbara K. Cegavske	Filing Number 20190288204-56
Secretary of State State Of Nevada	Filed On 07/05/2019
	Number of Pages 7

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Cool Events, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

This Certificate of Designation (i) creates the Series F Preferred Shares originally authorized by the Articles of Incorporation, as amended, and (i) authorizes shares designated as Series F Preferred Shares to one million five hundred thousand shares (1,500,000) shares, having certain rights, preferences, privileges, restrictions and other terms relating to the Series F Preferred Shares. The specific details regarding the rights, preferences, privileges, restrictions and other terms relating to the Series F Preferred Shares are set forth in the CERTIFICATE OF DESIGNATION ESTABLISHING THE RIGHTS, PREFERENCES, PRIVILEGES OF THE SERIES F PREFERRED SHARES OF COOL EVENTS, INC. that is attached hereto and incorporated herein by this reference.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Brogg Sterrett

Signature of Officer Secretary

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
ESTABLISHING THE RIGHTS, PREFERENCES, PRIVILEGES, OF
THE SERIES F PREFERRED SHARES
OF
COOL EVENTS, INC.

The undersigned, Brogg Sterrett, hereby certifies that:

A. I am the Secretary and member of the Board of Directors, of Cool Events Inc., a Nevada corporation (the "Company").

B. The Certificate of Incorporation of the Company, as amended, authorizes a class of stock designated as Series F Preferred Shares, with a par value of $0.001 per share (the "Preferred Class"), comprising of one million five hundred thousand (1,500,000) shares, and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption; redemption price or prices, and liquidation preferences, if any, of the Series F Preferred Class;

C. The Company filed this Certificate of Designation to create, designate and authorize a new series of preferred stock, the "Series F Preferred Shares" having certain rights, preferences, privileges and restrictions as set forth therein; and

D. The Board of Directors believes it in the best interests of the Company to (i) create the Certificate of Designation for the Series F Preferred Shares, and (ii) to authorized shares designated as Series F Preferred Shares to one million five hundred thousand shares (1,500,000) shares, having certain rights, preferences, privileges, restrictions and other terms relating to the Series F Preferred Shares as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series F Preferred Shares as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 "Available Funds and Assets" shall have the meaning set forth in Section 3 hereof.

1.2 "Board" shall mean the Board of Directors of the Company.

1.3 "Company" shall mean Cool Events, Inc., a Nevada corporation.

1.4 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

1.5 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.6 "Conversion Date" shall have the meaning set forth in Section 4.2.

1.7 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

1.8 "Original Issue Date" shall mean the date on which the first share of Series F Preferred Shares is issued by the Company.

1.9 "Original Issue Price" shall mean one cent ($0.01) per share for the Series F Preferred Shares.

1.10 "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11 "Series F Preferred Shares" shall mean the Series F Preferred Shares, $0.001 par value per share, of the Company.

1.12 "Subsidiary" shall mean any corporation or limited liability corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series F Preferred Shares shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series F Convertible Shares simultaneously. Dividends on the Series F Preferred Shares shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series F Preferred Shares by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series F Preferred Shares, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Common Stock Dividend Participation Rights. After the dividends required by Section 2.1 have been paid, any additional dividends shall be declared pro rata on the Common Stock and the Series F Preferred Shares on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series F Preferred Shares is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series F Preferred Shares at the time of such dividend in accordance with Section 4 hereof.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

3.1 Series F Preferred Shares. The holders of each share of Series F Shares then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series F Preferred Shares plus the sum of all dividends accrued but unpaid pursuant to Section 2.1 above and all declared but unpaid dividends on the Series F Preferred Shares. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series F Preferred Shares of their preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series F Preferred Shares pro rata, according to the number of outstanding shares of Series F Preferred Shares held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series F Preferred Shares of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series F Preferred Shares on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series F Preferred Shares is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series F Preferred Shares at the time of such dividend in accordance with Section 4.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series F Preferred Shares shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Nevada Revised Statutes and (iii) the rights contained in other Sections hereof.

3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights.

4.1 Conversion of Preferred Shares. Each share of Series F Preferred Stock shall be convertible, at the option of the Company or of the holder thereof, at any time after the issuance of such shares, into 1,214.329796 shares of fully paid and nonassessable shares of Common Stock of the Company.

4.2 Procedures for Exercise of Conversion Rights. The holders of any shares of Series F Preferred Shares may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series F Preferred Shares, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, but not later than five (5) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 4.3 below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series F Preferred Shares represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series F Preferred Shares representing the unconverted portion of the certificate so surrendered.

4.3 No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series F Preferred Shares. If more than one share of Series F Preferred Shares shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series F Preferred Shares, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company's Board of Directors.

4.4 Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series F Preferred Shares. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series F Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

4.5 Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Shares, the full number of shares of Common Stock

deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.6 Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series F Preferred Shares require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.7 Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series F Preferred Shares will upon issuance by the Company be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.8 Status of Converted Preferred Stock. In case any shares of Series F Preferred Shares shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be re-issuable by the Company.

5. Redemption. The Series F Preferred Shares shall not be redeemable.

6. Reorganization.

6.1 General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, or at the discretion of the Company, the shares of Series F Preferred Shares shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series F Preferred Shares into Common Stock. The provisions of this Section 6.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

6.2 Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the date hereof, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of common Stock or in options or convertible securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the conversion ration set forth in Section 4.1 in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately adjusted

and the number of shares of Common Stock of the Company issuable upon conversion of the Series F Preferred Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of common Stock into a smaller number of shares, the conversion ration set forth in Section 4.1 in effect immediately prior to such combination shall be proportionately adjusted and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Shares shall be proportionately decreased. Any adjustment under this Section 6.2 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

6.3 No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series F Preferred Shares against impairment. This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the Nevada Revised Statutes and the terms hereof.

7. Voting Provisions. Each outstanding share of Series F Preferred Shares shall be entitled to a number of votes per share equal to the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series F Preferred Shares as of the record date for such vote, on all matters to which the shareholders of the Corporation are entitled or required to vote. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Fractional votes shall not, however, be permitted and any fractional voting rights shall be disregarded.

8. Protective Provisions. The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series F Preferred Shares: (i) alter or change the rights, preferences, or privileges of the Series F Preferred Shares, (ii) increase or decrease the number of authorized shares of Series F Preferred Shares, or (iii) authorize the issuance of securities having a preference over or on par with the Series F Preferred Shares.

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Brogg Sterrett, Secretary

Date 6.25.19